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                                                                Exhibit 99.1


VALLEY NATIONAL GASES REPORTS RECORD QUARTER & SIX MONTH EARNINGS

         Washington, Pa. February 1/PRNewswire/ -- Valley National Gases Incorporated (Amex: VLG) reported today that net earnings for the second quarter and six months ended December 31, 2005 were $.45 and $.66 per diluted share, respectively, compared to $.36 and $.53 per diluted share for the same periods last year. Sales for the second quarter were $56.4 million, a 30.6% increase over the same quarter last year. Sales for the first half year were $98.1 million, a 23.5% increase over the same period last year.

         Valley National Gases' Vice Chairman and Chief Executive Officer, William A. Indelicato, commented, " Sales growth in both the quarter just completed and the first half of our fiscal year was realized as a result of both strong same store sales and the effect of our recently completed acquisitions." Valley National Gases acquired United Propane Services, Inc. in December, Reynolds Welding Supply Company, Inc. and its subsidiaries in October and Plymouth Wayne Welding Supplies, Inc. in June of this year.

         Mr. Indelicato further commented: "Both same store hard-goods and industrial cylinder gases increased quarter over comparable quarter by 7.9% and 11.4% respectively. Our same store propane sales were higher in the second quarter this year than last year by approximately 9.1%, due primarily to new business and to a lesser degree slightly colder weather in this year's second quarter compared to last year's second quarter." Same store sales are sales from those locations that have been operated for the full three month and six month comparative periods.

         Net sales (including sales from the acquisitions) increased $13.2 million for the quarter, compared to the prior year quarter. Hard-goods sales increased by $4.3 million, or 28.3%, while industrial gases, cylinder rent and other increased by $4.5 million or 30.6%. Propane sales increased $4.4 million, or 33.2%. Net sales for the six months ended December 31, 2005 increased $18.7 million compared to the prior year period. Hard-goods sales increased by $6.8 million or 22.6% while industrial gases, cylinder rent and other sales increased by $6.4 million or 21.6%. Propane sales increased $5.5 million, or 27.7%, reflecting $3.5 million in price escalation combined with $2.0 million increase in volume.

         Operating, distribution and administrative expenses increased $3.8 million for the quarter and $5.7 million year to date, compared to the same period last year. As a percentage of sales, operating, distribution and administrative expenses decreased from 31.6% in last year's second quarter to 30.9% this year. For the six month period, operating distribution and administrative expenses decreased from 34.3% to 33.5%.

         Depreciation and amortization expense increased $.2 million and $0.3 million for the quarter and fiscal year to date respectively, compared to the prior year period principally due to recent acquisitions affecting the current period.

          Income from operations increased $1.5 million or 22.4% and was 14.8% of net sales for the quarter, compared to 15.8% for the same quarter last year. Year to date, operating income increased $2.0 million or 18.7% and was $12.9% of net sales, compared to $13.4% for the same period last year.

         Interest expense increased slightly in the current quarter and decreased $0.3 million year to date, respectively due to changes in outstanding debt resulting primarily from acquisitions partially offset by positive cash flow from operations.

         The Company's effective tax rate for the current quarter and year to date was 38.1% and 38.4% compared to 38.0% for both prior year periods.

         Valley National Gases, with headquarters in Washington, Pennsylvania, is a leading packager and distributor of industrial, medical and specialty gases, welding equipment and supplies, propane and fire protection equipment. Valley National Gases operates seventy three


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locations in fourteen states, with eight production and distribution centers in the eastern United States. The Company will host a conference call on February 2, 2006 at 11:00 a.m. The teleconference will be available by calling 800-633-8467. Ask to be connected to the Valley National Gases conference call. A replay of the teleconference will be available for one week. To listen, call 800-633-8284 and enter reservation number 21281944. The second quarter earnings release will be available on the Investor Information page on the Company's website at http://www.vngas.com/

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Valley National Gases Incorporated contained in this release that are not historical in nature, particularly those that utilize terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes" or "plans," or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Valley that could cause such material differences are identified and discussed from time to time in Valley's filings with the Securities and Exchange Commission, including Valley's ability to evaluate, negotiate, complete and integrate acquisitions, finance and manage future growth, maintain supply and customer relationships, retain key employees and comply with financial covenants in its credit facility; the prices and markets for gases, including propane; economic factors such as the level of economic activity nationally and in the regions Valley serves and political and economic conditions generally; the continued execution of operating improvements; competition; the outcome of litigation relating to product liability, employment law and other claims.


Valley undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Valley makes on related subjects in future reports to the SEC.


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                       VALLEY NATIONAL GASES INCORPORATED
                       CONSOLIDATED STATEMENT OF EARNINGS
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                         Three Months Ended               Six Months Ended
                                                             December 31,                    December 31,
                                                      -------------------------        -------------------------
                                                        2005             2004            2005             2004
Net Sales                                             $ 56,418         $ 43,203        $ 98,081         $ 79,404
----------------------------------------------------------------------------------------------------------------
Cost of products sold, excluding depreciation           28,427           20,635          48,379           37,549
Operating, distribution and administrative (1)          17,443           13,672          32,881           27,208
Depreciation                                             2,006            1,752           3,798            3,324
Amortization of intangibles                                219              278             458              622
Loss (Gain) on disposal of assets                          (27)              43             (65)              61
----------------------------------------------------------------------------------------------------------------
Total costs and expenses                                48,068           36,380          85,451           68,764
----------------------------------------------------------------------------------------------------------------
Income from operations                                   8,350            6,823          12,630           10,640
----------------------------------------------------------------------------------------------------------------
Interest expense                                         1,182            1,148           2,073            2,348
Other income, net                                          116              138             321              240
----------------------------------------------------------------------------------------------------------------
Earnings before minority interest                        7,284            5,813          10,878            8,532
Minority interest                                          187              179             444              377
----------------------------------------------------------------------------------------------------------------
Net earnings before taxes                                7,097            5,634          10,434            8,155
Provision for income taxes                               2,706            2,141           4,008            3,099
----------------------------------------------------------------------------------------------------------------
Net earnings                                          $  4,391         $  3,493        $  6,426         $  5,056
================================================================================================================


                Basic earnings per share              $   0.46         $   0.37        $   0.67         $   0.53
                Diluted earnings per share            $   0.45         $   0.36        $   0.66         $   0.53
                Weighted average shares
                    Basic                                9,596            9,493           9,586            9,489
                    Diluted                              9,753            9,655           9,738            9,631


(1) Operating, distribution and administrative expenses for the three and six months ended December 31, 2005 include an intercompany elimination of $0.6 million and $1.2 million, respectively in rent expense, partially offset by other expenses of $0.2 million and $0.4 million, respectively, as a result of consolidating under FIN46R, Variable Interest Entities owned by a related party that leases properties to Valley.

         Operating, distribution and administrative expenses for the three and six months ended December 31, 2004 include an intercompany elimination of $0.5 million and $1.0 million, respectively in rent expense, partially offset by other expenses of $0.2 million and $0.4 million, respectively, as a result of consolidating under FIN46R, Variable Interest Entities owned by a related party that leases properties to Valley.








SOURCE:  Valley National Gases Incorporated    02/01/06
/CONTACT:  James P. Hart of Valley National Gases, 724-228-3000/
           or j_hart@vngas.com